Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

among

HYDROFARM HOLDINGS GROUP, INC.

as Parent

HYDROFARM MERGER SUB, INC.

as Merger Sub

and

HYDROFARM INVESTMENT CORP.

as the Company

dated as of

August 28, 2018

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”), is entered into as of August 28, 2018, by and among (a) Hydrofarm Investment Corp., a Delaware corporation (the “Company”), (b) Hydrofarm Holdings Group, Inc., a Delaware corporation (“Parent”), and (c) Hydrofarm Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 7.01 hereof. This Agreement amends and restates that certain Agreement and Plan of Merger, dated August 3, 2018, among the parties hereto.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which Merger Sub will cease to exist, and the Company will be the surviving company in the Merger (the “Surviving Company”) and will become a wholly-owned subsidiary of Parent;

WHEREAS, Parent and the Company have entered into a Placement Agency Agreement with A.G.P./Alliance Global Partners (“AGP”) and Aegis Capital Corp., sometimes doing business as SternAegis Ventures (“Aegis”), dated the date hereof (the “PAA”), pursuant to which Parent has commenced a private placement offering of units (the “Units”), with each unit priced at $2.50 per unit and consisting of (a) one (1) share of common stock of Parent, par value $0.0001 per share, and (b) a warrant entitling the holder to purchase one-half (1/2) share of common stock of Parent at an initial exercise price of $5.00 per full share (the “Investor Warrants”), with a minimum of 6,000,000 Units ($15,000,000), a maximum of 14,000,000 Units ($35,000,000) and an over-allotment of an additional 6,000,000 Units ($15,000,000) (the “PPO”), the initial closing of which shall be a condition precedent to the consummation of the Merger;

WHEREAS, for federal income tax purposes the parties intend that the Merger will qualify as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and/or a reorganization under Section 368(a) of the Code;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its stockholders; and

WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the Merger and the transactions contemplated by this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

Section 1.01       The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Company and a wholly-owned subsidiary of Parent. The effects and consequences of the Merger shall be as set forth in this Agreement and the DGCL.

Section 1.02       Closing; Effective Time; Termination.

(a)            The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date and at a time to be mutually agreed upon by Parent and the Company, which date shall be no later than three (3) Business Days after the satisfaction or waiver of the last of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will be held at the offices of Littman Krooks LLP, 655 Third Avenue, 20th floor, New York, New York 10021, unless another place is agreed to in writing by the parties hereto.

(b)            Subject to the provisions of this Agreement, upon satisfaction of all conditions to Closing, the parties shall duly prepare, execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, complying with Section 251(c) of the DGCL with respect to the Merger. The Merger shall become effective upon the filing of the Certificate of Merger (the “Effective Time”).

(c)            Notwithstanding anything herein to the contrary, in the event the initial closing under the PPO is not effected within seventy-five (75) days (or one hundred sixty-five (165) days if the offering period of the PPO is extended pursuant to the PAA) after the Memorandum Finalization Date, the Company may unilaterally terminate this Agreement by written notice to Parent and Merger Sub. If this Agreement is terminated by the Company pursuant to the immediately preceding sentence, this Agreement shall be of no further force or effect and there shall be no liability on the part of any party to any other party under this Agreement, except that Section 6.03 (Publicity) and Article VII (Miscellaneous) shall survive such termination. Notwithstanding the foregoing, all applicable termination provisions contained in the PAA shall remain in full force and effect upon any termination event hereunder or under the PAA.

Section 1.03       Effects of the Merger. The Merger shall have the effects set forth in the DGCL, including without limitation, Section 259 of the DGCL. Without limiting the generality of the foregoing, from the Effective Time, (a) all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and (b) all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

Section 1.04       Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Company, as amended and in effect immediately prior to the Effective Time, shall be the certificate of incorporation of Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law and (b) the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of Surviving Company, until thereafter amended in accordance with the terms thereof or as provided by applicable Law. At the Effective Time, the certificate of incorporation of Parent shall be in the form attached hereto as Exhibit B.

Section 1.05       Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of Surviving Company at the Effective Time. Immediately following the Effective Time, the directors of the Surviving Corporation shall take all actions necessary to appoint the individuals set forth on Schedule 1.05 as the directors and officers of the Surviving Corporation, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation. The directors and officers of Parent immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time, which resignations shall be a condition of the consummation of the Merger.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01       Effect of the Merger on Capital Stock and Warrants. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock or warrants of Parent, Merger Sub, or the Company:

(a)             Each share of common stock of the Company, par value $0.001 per share (“Company Common Stock”) outstanding immediately prior to the Effective Time shall be converted into those number of shares of capital stock of Parent (“Parent Shares”) allocated in respect thereof set forth on the Merger Consideration Spreadsheet attached hereto as Exhibit A (“Merger Consideration Spreadsheet”). Each warrant to purchase Company Common Stock (“Company Warrants”) outstanding immediately prior to the Effective Time shall be converted into warrants to purchase shares of capital stock of Parent (“Parent Warrants”) allocated in respect thereof set forth on the Merger Consideration Spreadsheet attached hereto as Exhibit A, with such Parent Warrants to have the same terms as the Investor Warrants.

(b)            Each share of common stock of Merger Sub, par value $0.001 per share outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.001 per share of Surviving Company.

(c)             Each share of Company Common Stock that is held in treasury by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(d)            At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and such shares shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any such shares of capital stock of the Company shall thereafter represent only the right to receive the applicable portion of the consideration payable pursuant to the Merger.

(e)            At the Effective Time, all Company Warrants issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and such Company Warrants shall be cancelled and retired and shall cease to exist, and any warrant agreements representing the Company Warrants shall thereafter represent only the right to receive the applicable portion of the Parent Warrants payable pursuant to the Merger.

(f)             At the Effective Time, all outstanding Class P Units shall be cancelled for no consideration.

Section 2.02       Capital Stock of Parent. Each Parent Share issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.

Section 2.03       Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the holder of such shares shall execute a lost certificate affidavit and agreement reasonably acceptable to the Parent to indemnify the Parent against any claim that may be made against the Parent on account of the alleged loss, theft or destruction of such Certificate.

Section 2.04       Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Parent (or securities convertible or exchangeable into or exercisable for shares) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, merger or any stock dividend or stock distribution with a record date during such period, the consideration payable pursuant to the Merger shall be correspondingly adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Memorandum or on the Disclosure Schedule attached as Exhibit C to this Agreement (the “Disclosure Schedule”) (which Disclosure Schedule and the statements set forth therein shall be deemed to be part of the representations and warranties made hereunder), the Company represents and warrants to Parent and Merger Sub that the following representations and warranties are true as of the Effective Time:

Section 3.01       Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to (i) execute and deliver this Agreement and (ii) own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on the Company.

Section 3.02       Authorization. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company’s obligations hereunder, has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

Section 3.03       Governmental Consents, Licenses, etc. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement shall have been obtained and will be effective at the Closing, other than filings relating to federal and state securities laws that may be made after the Closing. The Company has obtained all material licenses, permits and other governmental authorizations necessary to conduct its business as presently conducted. The Company has not received any written notice of any violation of, or noncompliance with, any federal, state, local or foreign laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, securities laws, equal employment opportunity, consumer protection, credit reporting, “truth-in-lending”, and warranties and trade practices) applicable to its business, the violation of, or noncompliance with, would have a Material Adverse Effect on the Company, and the Company knows of no facts or set of circumstances which could give rise to such a notice.

Section 3.04       Capital Stock. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock. The capitalization table attached hereto as Schedule 3.04 reflects, as of the date of this Agreement, a complete and accurate list of Common Stock indicating (a) the number of shares of Company Common Stock issued and outstanding and (b) any options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock and each of (a) and (b) is consistent with the books and records of the Company. The Company does not have any other authorized class or classes of securities of any kind, whether debt or equity. All of the shares of capital stock of the Company are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights or other rights to subscribe for, purchase or otherwise acquire securities.

Section 3.05       No Violation or Default. The Company is not: (a) in violation of its Certificate of Incorporation or By-laws; (b) in default of any indenture, mortgage, deed of trust, note or other agreement or instrument to which the Company is a party or by which it is bound, the default of which could reasonably be expected to have a Material Adverse Effect on the Company; (c) to the Company’s knowledge in violation of any statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect on the Company; or (d) in violation of any judgment, decree or order of any court or governmental body having jurisdiction over the Company and specifically naming the Company, which violation or violations individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.06       Compliance with Other Instruments. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance upon any assets of the Company or the breach, suspension, revocation, impairment, forfeiture or nonrenewal of any agreement, permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

Section 3.07       Litigation. There is no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator pending or, to the knowledge of the Company, threatened (nor to the knowledge of the Company, does any basis exist therefor) against the Company or, to the Company’s knowledge, any officer or director of the Company.

Section 3.08       Indebtedness. Except as set forth in the Memorandum, the Company (a) has no outstanding Indebtedness (as defined herein) in excess of $100,000, (b) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect on the Company, or (c) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect on the Company.

Section 3.09       Company Agreements. Except as set forth in the Memorandum, no material default by the Company or, to the knowledge of the Company, any other party, exists in the due performance under any material agreement to which the Company is a party (collectively, the “Company Agreements”). The Company Agreements are in full force and effect in accordance with their respective terms, subject to any applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally and to general equitable principles and the availability of specific performance.

Section 3.10       Intellectual Property. The Company owns all right, title and interest in, or possesses enforceable rights to use, all patents, patent applications, trademarks, service marks, copyrights, rights, licenses, franchises, trade secrets, confidential information, processes and formulations necessary for the conduct of its business as now conducted (collectively, the “Intellectual Property”). To the knowledge of the Company, the Company has not materially infringed upon the rights of others with respect to the Intellectual Property and, the Company has not received written notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intellectual Property, or any written notice of conflict with the asserted rights of others with respect to the Intellectual Property. To the knowledge of the Company, all such Intellectual Property is enforceable and no others have materially infringed upon the rights of the Company with respect to the Intellectual Property. None of the Company’s material Intellectual Property have expired or terminated, or are expected to expire or terminate within three years from the date of this Agreement. All current and former officers, employees, consultants and independent contractors of the Company having access to proprietary information of the Company, its customers or business partners and inventions owned by the Company have executed and delivered to the Company an agreement regarding the protection of such proprietary information. The Company has secured, by valid written assignments from all of the Company’s current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Intellectual Property, unencumbered and unrestricted exclusive ownership of each such third party’s Intellectual Property in their respective contributions. No current or former employee, officer, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property.

Section 3.11       Taxes. The Company has filed each material federal, state, local and foreign tax return, report and declarations that was required to be filed, or has requested an extension therefor and has paid all taxes and all related assessments, charges, penalties and interest to the extent that the same have become due. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax, which waiver remains in effect. To the Company’s knowledge, none of the Company’s tax returns are presently being audited by any taxing authority. No liens have been filed and no claims are being asserted by or against the Company with respect to any taxes (other than liens for taxes not yet due and payable). The Company has not received written notice of assessment or proposed assessment of any taxes claimed to be owed by it or any other Person on its behalf. The Company is not a party to any tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. The Company has complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

Section 3.12       Ordinary Course Operations. Subsequent to the respective dates as of which information is given in the Memorandum, the Company has operated its business in the ordinary course and, except as may otherwise be set forth in the Memorandum, there has been no: (a) Material Adverse Effect on the Company; (b) transaction otherwise than in the ordinary course of business consistent with past practice; (c) issuance of any securities (debt or equity) or any rights to acquire any such securities other than pursuant to equity incentive plans approved by the Company’s board of directors; (d) material damage, loss or destruction, whether or not covered by insurance, with respect to any asset or property of the Company; or (e) agreement to permit any of the foregoing.

Section 3.13       Insider Loans. As of the date of this Agreement, no current or former stockholder, director, officer or employee of the Company, nor any affiliate of any such person is presently, directly or indirectly through his affiliation with any other person or entity, a party to any loan from the Company or any other transaction (other than as an employee) with the Company providing for the furnishing of services by, or rental of any personal property from, or otherwise requiring cash payments to any such person.

Section 3.14       Contributions, Payments. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as of the Effective Time as follows:

Section 4.01       Organization and Standing. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. Parent has the requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. Merger Sub has the requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

Section 4.02       Corporate Power. Parent and Merger Sub have all requisite legal and corporate power and authority to (a) execute and deliver this Agreement, (b) carry out and perform its obligations under the terms of this Agreement and (c) consummate the Merger and the other transactions contemplated hereby.

Section 4.03       Authorization. All corporate action on the part of Parent, Merger Sub and their respective officers, directors and stockholders necessary for the authorization, execution, delivery and performance by Parent and Merger Sub of this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, has been taken or will be taken as of the Effective Time. This Agreement, when executed and delivered by Parent and Merger Sub, shall constitute valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except (a) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

Section 4.04       Governmental Consents and Filings. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Parent or Merger Sub is required in connection with the valid execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, except (a) filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware, and (b) any reports under the Exchange Act, Securities Act and applicable state securities laws as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement.

Section 4.05       Brokers or Finders. Neither Parent nor Merger Sub has, nor will they incur, directly or indirectly, as a result of any action taken by Parent or Merger Sub, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

Section 4.06       No Liabilities. Neither Parent nor Merger Sub has any outstanding liabilities other than those incurred to its legal counsel in connection with the transactions set forth in this Agreement.

ARTICLE V

CLOSING CONDITIONS

Section 5.01       Conditions Precedent to the Obligations of each Party to Effect the Merger. Each party’s obligations to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

(a)            No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a governmental body preventing the consummation of the transactions shall be in effect, and there shall not be any legal requirement enacted or deemed applicable to the transactions that makes consummation of the transactions illegal.

(b)            PBCO Merger. The merger of PBCO, Inc., a Delaware corporation, into the Company shall have been consummated.

(c)            Private Placement Offering. The initial closing under the PPO of Parent, in a minimum amount of Fifteen Million Dollars ($15,000,000) shall have been effected.

(d)            No Litigation. No material pending or threatened litigation against Parent, Merger Sub or the Company shall have occurred between the date hereof and the Effective Time.

(e)            Consent from Lenders and New Loan Facilities. The Company or its subsidiaries, as applicable, shall (a) have obtained the requisite written consents to the transactions contemplated in this Agreement and the PPO transaction from the requisite lenders under, and (b) shall have entered into amendments and/or new definitive agreements with respect to, its asset based revolving credit facility with Bank of America, N.A., dated May 12, 2017, and as amended on November 7, 2016 and May 18, 2018, and its term loan agreement with Brightwood Loan Services, LLC, dated November 8, 2017, and as amended on May 18, 2018, all on terms reasonably acceptable to the Company, Parent, AGP and Aegis.

(f)             Board of Directors and Officers of Parent. As of the Effective Time, (a) the board of directors of Parent shall consist of eight (8) members as follows: Michael Serruya, Aaron Serruya, Simon Serruya, Chris Payne, Michael Rapp, John Tomes, Peter Wardenburg and one (1) independent director designated by AGP and Aegis in accordance with the provisions of the PAA, and (b) Peter Wardenburg shall be duly appointed as President and Chief Executive Officer of Parent, Bob Clamp shall be duly appointed as Chief Operating Officer of Parent and Jeff Peterson shall be duly appointed as Chief Financial Officer of Parent.

(g)            Other Consents. On or before the Closing Date, Parent, Merger Sub and the Company have each obtained and delivered, as applicable, all necessary board, shareholder and third-party consents required to consummate the transactions contemplated by this Agreement.

Section 5.02      Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

(a)             Representations and Warranties of Company. The representations and warranties of the Company contained in this Agreement will be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties refer to an earlier date, in which case as of such earlier date).

(b)             Company Covenants. The Company shall have performed or complied with in all material respects all covenants and other obligations required to be performed by or complied with under this Agreement on or prior to the Closing Date (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations).

(c)             No Material Adverse Change. No material adverse change in the Company’s business shall have occurred from the date hereof until the Effective Time.

(d)            Officer Certificate. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 5.02(a), 5.02(b) and 5.02(c) have been satisfied.

(e)            Shareholder Consent. The Company shall have obtained the consent of the shareholders required by the Company’s Charter Documents.

(f)             Due Diligence. Satisfactory completion of all necessary business, technical, and legal due diligence of the Company.

(g)            Certificate of Validation. On or before the Closing Date, the Company shall deliver evidence reasonable satisfactory to Parent that the Certificate of Validation of the Company filed with the Secretary of State of the State of Delaware relating to the amendment of the authorized capital stock of the Company has been accepted by the Secretary of State of the State of Delaware.

Section 5.03       Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)             Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub contained in this Agreement will be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties refer to an earlier date, in which case as of such earlier date).

(b)             Parent and Merger Sub Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all covenants and other obligations required to be performed by or complied with under this Agreement on or prior to the Closing Date (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations).

(c)             No Material Adverse Change. No material adverse change to Parent’s financial condition, in the sole discretion of the Company, shall have occurred from the date hereof until the Effective Time.

(d)             Officer Certificate. The Company shall have received a certificate from the Parent, validly executed by the Chief Executive Officer of the Parent for and on the Parent’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 5.03(a), 5.03(b) and 5.03(c) have been satisfied.

(e)             Shareholder Consent. Merger Sub shall have obtained the consent of Parent, its sole shareholder.

(f)             Certificate of Incorporation of Parent. Immediately prior to the Closing Date, Parent shall file the certificate of incorporation of Parent in the form attached hereto as Exhibit B with the Secretary of State of the State of Delaware.

(g)             No Outstanding Liabilities of Parent. Except for accrued franchise tax obligations, Parent and Merger Sub shall have no more than $50,000 in outstanding liabilities, all resulting from legal services rendered in connection with this Agreement, which will be paid at the Effective Date.

ARTICLE VI
COVENANTS

Section 6.01       Conduct of Business Pending Closing. From the date hereof until the Closing, the Company will, except as otherwise set forth in the Memorandum:

(a)             maintain its existence in good standing;

(b)             maintain the general character of its business and properties and conduct its business in the Ordinary Course of Business, except as otherwise expressly permitted by this Agreement;

(c)             maintain its business and accounting records consistent with past practices;

(d)             file with the appropriate taxing authorities all material tax returns required to be filed, and pay all material taxes due, before the Closing Date; and

(e)             use commercially reasonable efforts to (i) preserve its business intact, and (ii) keep available to the Company the services of its present officers.

Section 6.02       Prohibited Actions Pending Closing. Except as otherwise set forth in the Memorandum, unless otherwise expressly permitted herein or approved by Parent in writing, from the date hereof until the Closing, the Company shall not:

(a)             declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock of the Company;

(b)             take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than the Parent relating to the sale or issuance, of any of the capital stock of the Company or the acquisition, sale, lease, license or other disposition of the Company or any material part of the stock or assets of the Company, or (ii) enter into any discussions, negotiations or execute any agreement related to any of the foregoing;

(c)             merge, consolidate or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization involving the Company, other than the Merger;

(d)            split, combine or reclassify any shares of capital stock of the Company or amend the terms of any capital stock of the Company;

(e)             change accounting or tax reporting principles, methods or policies of the Company;

(f)             enter into any transaction other than in the Ordinary Course of Business;

(g)            (i) mortgage, pledge or subject to any lien any of its assets, or (ii) acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of the Company, except, in the case of clause (ii), in the Ordinary Course of Business;

(h)            issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness where such Indebtedness of the Company exceeds, in the aggregate, $100,000 other than legal fees and expenses in connection with the Merger and the PPO;

(i)              negotiate with any other placement agent or underwriter with respect to a private offering of the Company’s debt or equity securities; or

(j)              agree, commit, arrange or enter into any understanding to do anything set forth in this Section 6.02.

Section 6.03       Publicity. No party to this Agreement shall directly or indirectly make any public announcement or statement regarding this Agreement or the transactions contemplated hereby without the prior consent of Parent and the Company, such consent not to be unreasonably withheld, except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange or automated quotation system, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.04       Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 6.05       Tax Treatment. The parties to this Agreement intend that the Merger will qualify as a tax-free exchange under Section 351 of the Code and/or as a reorganization under Section 368(a) of the Code (in which case the parties hereby adopt this Agreement as a “plan of reorganization” described under Sections 354 and 361 of the Code). The parties agree to file all Tax Returns consistent with such treatment, unless otherwise required by applicable Law.

ARTICLE VII

MISCELLANEOUS

Section 7.01       Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Aegis” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“AGP” has the meaning set forth in the Recitals. “Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Charter Documents” means the certificate of incorporation (including certificates of designation), by-laws, or like organizational documents, each as amended, of any Person.

“Class P Units” means the Class P Units of Hydrofarm Holdings, LLC.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in the Recitals.

“DGCL” has the meaning set forth in Recitals.

“Disclosure Schedule” has the meaning set forth in the first paragraph of Article III.

“Effective Time” has the meaning set forth in Section 1.02.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated as in effect as of the date hereof

“Indebtedness” means with respect to any Person without duplication, (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including (without limitation) “Capital Leases” (as defined under GAAP) (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, and (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any governmental entity.

“Legal Action” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental entity.

“Material Adverse Effect” means, with respect to each party, a material adverse effect on (a) the financial condition, business, assets, prospects or results of operations of the party, taken as a whole, (b) the ability of the party to perform its obligations under this Agreement or (c) the ability of the party to consummate the Merger and the other transactions contemplated hereby; provided, however, that in no event shall any change resulting from conditions affecting the industry in which such party operates or from changes in general business or economic conditions be taken into account in determining whether there has been a Material Adverse Effect except to the extent such change has a disproportionate impact on the applicable party relative to other businesses operating in the same industry.

“Memorandum” means that certain Confidential Private Placement Memorandum of the Parent dated on or about August 3, 2018, as may be amended or supplemented from time to time.

“Memorandum Finalization Date” means August 3, 2018.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration Spreadsheet” has the meaning set forth in Section 2.01(a).

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“PAA” has the meaning set forth in the Recitals.

“Parent Shares” has the meaning set forth in Section 2.01(a).

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“PPO” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Surviving Company” has the meaning set forth in the Recitals.

“Transaction Agreements” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed in connection with the transactions contemplated by this Agreement.

Section 7.02       Interpretation; Construction.

(a)             The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Disclosure Schedule.

(b)            The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.03       Fees and Expenses. The Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall each pay all of their own costs and expenses incurred in connection with this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

Section 7.04       Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Transaction Agreement shall survive the Closing for a period of two years from the earlier to occur of the final closing of the PPO (as contemplated by the transaction documents governing the PPO) or the termination of the PPO.

Section 7.05       Further Assurances; Transfer of Name. From time to time after the Effective Time, the parties shall execute and deliver or cause to be executed and delivered, such documents, deeds and other instruments, and shall take or cause to be taken such further or other action, as Parent shall reasonably request or shall be necessary or desirable in order to (a) vest or perfect in or to confirm, of record or otherwise, in Parent title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of the Company, (b) transfer the name “Hydroform Investment Corp.” and related marks (in any style or design) used in connection with the Company’s business to Parent and otherwise carry out the purposes of this Agreement.

Section 7.06       No Finder’s Fees; Indemnification. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Parent and Merger Sub agree to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Parent, Merger Sub or any of their respective officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless Parent and Merger Sub from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

Section 7.07       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 7.08       Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 7.08 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 7.08; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.09       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

Section 7.10       Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.10):

If to Parent or Merger Sub, to:

c/o Hydrofarm Holdings Group, Inc.

6000 Collins Avenue, #105,

Miami Beach, FL 33140

Attn: CEO

with a copy (which will not
constitute notice to Parent or
Merger Sub) to:

Littman Krooks LLP

655 Third Avenue

New York, NY 10017

Attn: Steven Uslaner, Esq.

If to the Company, to:

Hydrofarm Investment Corp.

2249 S. McDowell Ext.

Petaluma, CA 94954

Attn: Peter Wardenburg, CEO

with a copy (which will not

constitute notice to

Company) to:

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202-5255

Attn: Garland (Sonny) W. Allison, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 7.11       Entire Agreement. This Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 7.12       No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, it is expressly agreed that each of AGP and Aegis shall be a third party beneficiary with respect to Sections 3, 4 and 6 of this Agreement

Section 7.13       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.14       Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.15       Amendment; Waiver. This Agreement may be amended, modified or waived only by the written agreement of Parent, Merger Sub and the Company. No failure or delay of any party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section 7.16       Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 7.17       Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 7.18       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Facsimile copies of signed signature pages will be deemed binding originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

HYDROFARM INVESTMENT CORP.

By	/s/ Michael Serruya
Name: Michael Serruya
Title: President

PARENT:

HYDROFARM HOLDINGS GROUP, INC.

By	/s/ Todd Van Emburgh
Name: Todd Van Emburgh
Title: President

MERGER SUB:

HYDROFARM MERGER SUB, INC.

By	/s/ Todd Van Emburgh
Name: Todd Van Emburgh
Title: President

EXHIBIT A

MERGER CONSIDERATION SPREADSHEET

	Common Stock		Warrants
Stockholder	Company Common Stock Owned	Parent Shares to be Received in Merger (Consideration)	Company Warrants Owned - Underlying Common Stock	Parent Warrants to be Received in Merger - Underlying Common Stock (Consideration)(1)
Wardenburg 2009 Family Trust	14,583,958	7,004,606	816,979	816,979
Serruya Investors
2118769 Ontario Inc.	13,105,649	5,789,678	302,829	302,829
Fruzer Inc.	13,105,659	5,789,682	302,829	302,829
2208742 Ontario Inc.	13,105,659	5,789,682	302,829	302,829
2208744 Ontario Inc.	13,105,659	5,789,682	302,829	302,829
Original Broadband Investors
HF I Investments LLC	9,452,286	3,920,069	--	--
HF II Investments LLC	3,891,780	1,614,006	--	--
HF III Investments LLC	11,655,934	4,833,970	--	--
New Broadband Investors
John A. Elway Revocable Trust	120,000	120,000	60,000	60,000
Michael Balducci	80,000	80,000	40,000	40,000
William D. Morehead	120,000	120,000	60,000	60,000
The Novo Agency LLC	40,000	40,000	20,000	20,000
Chambers Family Living Trust	20,000	20,000	10,000	10,000
Renat Gibadullin	20,012	20,012	10,006	10,006
Post Road Equity LLC	600,000	600,000	300,000	300,000
Printech LLC	20,000	20,000	10,000	10,000
Jeffrey Springer	12,000	12,000	6,000	6,000
Timothy P. Hanley	10,000	10,000	5,000	5,000
Universal Commodities, Inc.	10,000	10,000	5,000	5,000
Jacob H. Widlitz	20,000	20,000	10,000	10,000
The Woodland Trust	40,000	40,000	20,000	20,000
Donald Zoltan	160,000	160,000	80,000	80,000
Hawthorn Investors
Hawthorn LP	10,500,913	4,648,128	250,454	250,454
Hydrofarm Co-Investment Fund, LP	4,816,466	2,118,626	103,483	103,483
Arch Street Holdings I, LLC	733,917	324,222	16,958	16,958
Payne Capital Corp.	524,225	231,583	12,110	12,110
Total	109,854,117	49,125,946	3,047,306	3,047,306

(1) Warrants issued in the merger will have the same terms as the Investor Warrants (as defined in the PAA).

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HYDROFARM HOLDINGS GROUP, INC.

Hydrofarm Holdings Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 3, 2017. An amendment to the original certificate of incorporation of the Corporation was filed with the Secretary of State on August 3, 2018. A certificate of correction to the original certificate of incorporation of the Corporation, as amended, was filed with the Secretary of State on August 8, 2018 (as amended to date, the “Original Certificate”). The name under which the Corporation was originally incorporated was Innovation Acquisition One Corp.

2.	This Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted by the board of directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.	The Original Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I: NAME

The name of the corporation is Hydrofarm Holdings Group, Inc.

ARTICLE II: REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, DE 19904, Kent County; and the name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc. The Corporation shall have the authority to designate registered offices and registered agents in other jurisdictions and to change its registered office and registered agent in the State of Delaware.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV: CAPITALIZATION

A. Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000), of which (i) Three Hundred Million (300,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Fifty Million Shares (50,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

The number of authorized shares of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate (including pursuant to any certificate of designation of any series of Preferred Stock).

1

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

B. Common Stock

1.	Voting. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

2.	Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof.

3.	Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

C. Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide from time to time, out of the authorized, unissued shares of Preferred Stock, for one or more series of Preferred Stock, and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock, and unless otherwise provided in the designation of such series, the Board of Directors may increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series, and if the number of shares of such series shall be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any certificate of designation relating to such series of Preferred Stock).

2

ARTICLE V: DIRECTORS

1.	General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2.	Election of Directors. Election of directors comprising the Board of Directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

3.	Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate (including any certificate of designation of any series of Preferred Stock) and this Article V relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be elected at each annual meeting of stockholders for a term of one year. Each Director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

During any period when the holders of any series of Preferred Stock have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall be reduced accordingly.

4.	Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, or by a single remaining Director, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the Director for which the vacancy was created or occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.

5.	Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office only (i) for cause and (ii) by the affirmative vote of the holders of at least a majority in voting power of the shares then entitled to vote at an election of Directors.

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ARTICLE VI: LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND
ADVANCEMENTS OF EXPENSES; RENUNCIATION OF CORPORATE OPPORTUNITIES

A.	Limitation on Liability

To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of Directors, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

B.	Indemnification and Advancement of Expenses

The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by law as it exists on the date hereof or as it may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a Director or an officer of the Corporation or, while a Director or an officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all liabilities and losses suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding. Such right to indemnification shall continue as to a person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Notwithstanding the preceding sentences, the Corporation shall not be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee, whether initiated in such Indemnitee’s capacity as a Director or officer or in any other capacity, or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof), unless the initiation of such Proceeding (or part thereof) by the Indemnitee was authorized or consented to by the Board of Directors of the Corporation.

C.	Renunciation of Corporation Opportunities

1.	Corporate Opportunity. To the fullest extent permitted by the laws of the State of Delaware, (a) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) any Director, (ii) any stockholder, officer or agent of the Corporation, or (iii) any Affiliate of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in its capacity as an employee or Director of the Corporation or its subsidiaries; (b) no stockholder and no Director, in each case, that is not an employee of the Corporation or its subsidiaries, will have any duty to refrain from (x) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (y) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (c) if any stockholder or any Director, in each case, that is not an employee of the Corporation or its subsidiaries, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such stockholder or such Director or any of their respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such stockholder or Director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such stockholder or Director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence of this Article VII(C) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director or employee of the Corporation or its subsidiaries.

Solely for purposes of this Article VII(C), the following terms shall have the meanings assigned below:

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(a)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(b)	“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise.

(c)	“Person” means any individual, corporation, partnership, unincorporated association or other entity.

2.	Corporate Opportunity. To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Amended and Restated Certificate of Incorporation, (b) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity (c) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (d) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

3.	Liability. No stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) solely by reason of any activities or omissions of the types referred to in this Article VII(C), except to the extent such actions or omissions are in breach of this Article VII(C).

D.	Effect of Amendment

No amendment to, or modification or repeal of this Article VI, nor the adoption of any provision of this Certificate inconsistent with this Article VI, shall adversely affect any right or protection of an Indemnitee existing hereunder with respect to any acts or omissions occurring before such amendment, modification, repeal or adoption of an inconsistent provision.

ARTICLE VII: MEETINGS OF STOCKHOLDERS

A.	Stockholder Action by Written Consent

No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent; provided, however, that, subject to the rights of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, for so long as 2118769 Ontario Inc., Fruzer Inc., 2208742 Ontario Inc., 2208744 Ontario Inc., HF I Investments LLC, HF II Investments LLC, HF III Investments LLC, Hawthorn Limited Partnership, Hydrofarm Co-Investment Fund, LP, Arch Street Holdings I, LLC and Payne Capital Corp., together with their respective affiliates or successors, collectively beneficially own (directly or indirectly), in the aggregate, at least fifty percent (50%) of the then issued and outstanding Common Stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation at any meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by stockholders holding at least a majority of the total voting power of all the then-outstanding shares of the Corporation then entitled to vote entitled on the subject matter thereof.

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B.	Special Meetings of Stockholders

Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (a) the Board of Directors pursuant to a resolution approved by a majority of the total number of Directors that the Corporation would have if there were no vacancies or (b) the chair of the Board of Directors, and any power of stockholders to call a special meeting is specifically denied.

ARTICLE VIII: AMENDMENTS TO THE CERTIFICATE AND BYLAWS

A.	Amendments to the Certificate

Notwithstanding any other provisions of this Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles V, VI, VII or this Article VIII may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Corporation then entitled to vote generally in an election of Directors, voting together as a single class.

B.	Adoption, Amendment and Repeal of the Bylaws

In furtherance and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws, subject to the power of the stockholders of the Corporation to make, alter, amend or repeal the Bylaws; provided, however, that with respect to the powers of stockholders to make, alter, amend or repeal the Bylaws, and notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the stockholders of any particular class or series of the Corporation required by law, the Bylaws or any series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Corporation entitled to vote generally in an election of Directors, voting together as a single class, shall be required to make, alter, amend or repeal the Bylaws.

ARTICLE IX: EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents; (iii) any action asserting a claim against the Corporation or any Director or officer of the Corporation arising pursuant to, or a claim against the Corporation or any Director or officer of the Corporation with respect to the interpretation or application of any provision of, the DGCL, this Certificate or the Bylaws of the Corporation; or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

* * * *

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IN WITNESS WHEREOF, Hydrofarm Holdings Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 28th day of August, 2018.

HYDROFARM HOLDINGS GROUP, INC.

By:	/s/ Todd Van Emburgh
Name: Todd Van Emburgh
Title: President

[Signature Page to Amended and Restated Certificate of Incorporation]

EXHIBIT C

DISCLOSURE SCHEDULE

Schedule 1.05 - Directors of Surviving Company

Aaron Serruya
Jack Serruya
Michael Serruya
Simon Serruya
Christopher Payne

John Tomes

Schedule 3.04 - Capitalization of the Company

See attached.

SCHEDULE 3.04

Stockholder	Company Common Stock Owned	Company Warrants Owned - Underlying Common Stock
Wardenburg 2009 Family Trust	14,583,958	816,979
Serruya Investors
2118769 Ontario Inc.	13,105,649	302,829
Fruzer Inc.	13,105,659	302,829
2208742 Ontario Inc.	13,105,659	302,829
2208744 Ontario Inc.	13,105,659	302,829
Original Broadband Investors
HF I Investments LLC	9,452,286	--
HF II Investments LLC	3,891,780	--
HF III Investments LLC	11,655,934	--
New Broadband Investors
John A. Elway Revocable Trust	120,000	60,000
Michael Balducci	80,000	40,000
William D. Morehead	120,000	60,000
The Novo Agency LLC	40,000	20,000
Chambers Family Living Trust	20,000	10,000
Renat Gibadullin	20,012	10,006
Post Road Equity LLC	600,000	300,000
Printech LLC	20,000	10,000
Jeffrey Springer	12,000	6,000
Timothy P. Hanley	10,000	5,000
Universal Commodities, Inc.	10,000	5,000
Jacob H. Widlitz	20,000	10,000
The Woodland Trust	40,000	20,000
Donald Zoltan	160,000	80,000
Hawthorn Investors
Hawthorn LP	10,500,913	250,454
Hydrofarm Co-Investment Fund, LP	4,816,466	103,483
Arch Street Holdings I, LLC	733,917	16,958
Payne Capital Corp.	524,225	12,110
Total	109,854,117	3,047,306